Exhibit 99.1

The Container Store Group, Inc. Announces Fourth Quarter and Full Fiscal Year 2022 Financial Results

Full-year consolidated net sales of $1.05 billion, down 4.3% compared to fiscal 2021, including 90 basis point negative foreign exchange impact; Comparable store sales^ down 3.7%, inclusive of Custom Spaces up 1.7%, compared to fiscal 2021

Full-year loss per diluted share of $3.21, inclusive of $197.7 million non-cash goodwill impairment charge compared to full-year earnings per diluted share of $1.62 in fiscal 2021; Adjusted earnings per diluted share* of $0.75 compared to $1.65 in fiscal 2021

Fourth quarter consolidated net sales down 15.0% compared to the fourth quarter of fiscal 2021, including 50 basis point negative foreign exchange impact; Comparable store sales^ down 13.1%, inclusive of Custom Spaces down 11.4%, compared to the fourth quarter of fiscal 2021

Fourth quarter loss per diluted share of $3.85, inclusive of $197.7 million non-cash goodwill impairment charge compared to earnings per diluted share of $0.46 in the fourth quarter of fiscal 2021; Adjusted earnings per diluted share* of $0.18 compared to $0.46 in the fourth quarter of fiscal 2021

Provides Q1 and Full Fiscal Year 2023 Earnings Outlook

Coppell, TX — May 16, 2023 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced its financial results for the fourth quarter and fiscal year 2022 ended April 1, 2023.

For the fourth quarter of fiscal 2022:

●	Consolidated net sales were $259.7 million, down 15.0%, compared to the fourth quarter of fiscal 2021, including 50 basis point negative impact of foreign currency translation. Net sales in The Container Store retail business (“TCS”) were $245.5 million, down 14.3%. Elfa International AB (“Elfa”) third-party net sales were $14.2 million, down 25.3% compared to the fourth quarter of fiscal 2021. Excluding the impact of foreign currency translation, Elfa third-party net sales were down 17.0%.
●	Comparable store sales^ decreased 13.1%, with Custom Spaces+ down 11.4%, contributing a decrease of 440 basis points to comparable store sales^ combined with general merchandise categories, which were down 14.2%, negatively impacting comparable store sales^ by 870 basis points.

●	Consolidated net loss and net loss per diluted share were $189.2 million and $3.85 per diluted share inclusive of $197.7 million non-cash goodwill impairment charge, compared to net income of $23.2 million and $0.46 per diluted share, respectively, in the fourth quarter of fiscal 2021. Adjusted net income per diluted share* was $0.18 compared to $0.46 in the fourth quarter of fiscal 2021.

Satish Malhotra, Chief Executive Officer and President of The Container Store, commented, “Excluding the impact of goodwill impairment, we ended the year with fourth quarter performance in line with our expectations, especially in light of the continued macro-related headwinds that have negatively impacted customer traffic trends. Despite the backdrop, we maintained our focus on positioning The Container Store for long-term profitable growth and market share gains. We successfully launched five noteworthy, large-scale programs that are expected to support future growth, including launching The Container Store Custom Spaces branding and Preston product offering, introducing new product categories to give customers a compelling reason to shop, significantly improving our e-commerce experience, relaunching our Organized Insider loyalty program, and opening new small format stores in key markets.”

“Looking ahead to fiscal 2023, we are taking a cautious approach given the ongoing macro uncertainty and pressure on our business in the first fiscal quarter to-date. We plan to execute cost management actions across the organization while remaining committed to our investments in our long-term strategic initiatives. We plan to continue prudently investing in growth areas of the business, including Custom Spaces, e-commerce, and product newness that is complementary to our current merchandise assortment, while remaining committed to new store growth,” Mr. Malhotra concluded.

Fourth Quarter Fiscal 2022 Results

For the fourth quarter (thirteen weeks) ended April 1, 2023:

●	Consolidated net sales were $259.7 million, down 15.0%, including 50 basis point negative impact of foreign currency translation compared to the fourth quarter of fiscal 2021.

o	Net sales in TCS were $245.5 million, down 14.3%.

o	Comparable store sales^ decreased 13.1% with Custom Spaces+ down 11.4%, contributing a decrease of 440 basis points to comparable store sales^ combined with general merchandise categories, which were down 14.2%, negatively impacting comparable store sales^ by 870 basis points.

o	Our online sales decreased 6.2% compared to the fourth quarter of fiscal 2021.

o	Elfa third-party net sales were $14.2 million, down 25.3% compared to the fourth quarter of fiscal 2021. Excluding the impact of foreign currency translation, Elfa third-party net sales were down 17.0% primarily due to a decline in sales in Nordic markets and Russia.

●	Consolidated gross margin was 58.9%, an increase of 190 basis points, compared to the fourth quarter of fiscal 2021. TCS gross margin increased 50 basis points to 57.5% primarily due to lower freight costs, favorable product and services mix, and partially offset by increased promotional activity. Elfa gross margin increased 200 basis points compared to the fourth quarter of fiscal 2021 primarily due to price increases, partially offset by higher direct material costs.
●	Consolidated selling, general and administrative expenses (“SG&A”) decreased by 2.2% to $124.3 million in the fourth quarter of fiscal 2022 from $127.1 million in the fourth quarter of fiscal 2021. SG&A as a percentage of net sales increased 630 basis points to 47.9%, with the increase primarily due to deleverage on compensation and benefit costs, occupancy and other costs on lower sales in the fourth quarter of fiscal 2022.
●	A non-cash goodwill impairment charge of $197.7 million was recorded in the fourth quarter of fiscal 2022 as compared to zero in the fourth quarter of fiscal 2021. We conducted an annual impairment test of our goodwill balances on January 1, 2023 in accordance with ASC 350, and an interim assessment as of April 1, 2023 due to indicators identified during the fourth quarter of fiscal 2022.
●	Consolidated depreciation and amortization increased 17.1% to $10.4 million in the fourth quarter of fiscal 2022 from $8.9 million in the fourth quarter of fiscal 2021. The increase was primarily due to higher capital investments in stores and technology in fiscal 2022.

●	Consolidated net interest expense increased 50.4% to $4.8 million in the fourth quarter of fiscal 2022 from $3.2 million in the fourth quarter of fiscal 2021. The increase was primarily due to a higher interest rate on the Senior Secured Term Loan Facility and interest on borrowings on the revolving credit facility.
●	The effective tax rate was -1.7% in the fourth quarter of fiscal 2022, as compared to 31.5% in the fourth quarter of fiscal 2021. The decrease in the effective tax rate was primarily related to the impact of the non-cash goodwill impairment charge recorded during the fourth quarter of fiscal 2022.
●	Net loss was $189.2 million, or $3.85 per diluted share, in the fourth quarter of fiscal 2022 compared to net income of $23.2 million, or $0.46 per diluted share, in the fourth quarter of fiscal 2021. Adjusted net income* was $8.8 million, or $0.18 per diluted share, in the fourth quarter of fiscal 2022 compared to adjusted net income* of $23.2 million, or $0.46 per diluted share, in the fourth quarter of fiscal 2021.
●	Adjusted EBITDA* was $29.2 million in the fourth quarter of fiscal 2022 compared to $46.4 million in the fourth quarter of fiscal 2021.

For the fiscal year (fifty-two weeks) ended April 1, 2023:

●	Consolidated net sales were $1.05 billion, down 4.3%, including 90 basis point negative impact of foreign currency translation as compared to fiscal 2021.
o	Net sales for the TCS segment were $991.4 million, down 3.1%
o	Comparable store sales^ decreased 3.7% with general merchandise categories down 6.4%, contributing 430 basis points of the decrease, partially offset by Custom Spaces+ up 1.7%, contributing a positive impact of 60 basis points to comparable store sales^.
o	Our online sales decreased 1.1% compared to fiscal 2021.
o	Elfa third-party net sales were $55.9 million, down 21.2% compared to fiscal 2021. Excluding the impact of foreign currency translation, Elfa third-party net sales were down 7.1% compared to fiscal 2021, primarily due to a decline in sales in Russia and Nordic markets.
●	Consolidated gross margin was 57.4%, a decrease of 80 basis points compared to fiscal 2021. TCS gross margin decreased 50 basis points to 57.1%, primarily due to increased promotional activity and increased freight costs, partially offset by favorable product and services mix. Elfa gross margin increased 80 basis points primarily due to price increases, partially offset by higher direct material costs.
●	Consolidated SG&A increased by 3.1% to $486.4 million from $471.6 million in fiscal 2021. SG&A as a percentage of net sales increased 330 basis points to 46.4%, with the increase primarily due to deleverage on compensation and benefits, occupancy, and other costs on lower sales.
●	A non-cash goodwill impairment charge of $197.7 million was recorded in fiscal 2022 as compared to zero in fiscal 2021. We conducted an annual impairment test of our goodwill balances on January 1, 2023 in accordance with ASC 350, and an interim assessment as of April 1, 2023 due to indicators identified during the fourth quarter of fiscal 2022.
●	Consolidated depreciation and amortization increased 13.5% to $38.9 million in fiscal 2022 from $34.3 million in fiscal 2021. The increase was primarily due to higher capital investments in stores and technology in fiscal 2022.
●	Consolidated net interest expense increased 26.7% to $16.2 million in fiscal 2022 from $12.8 million in fiscal 2022. The increase is primarily due to a higher interest rate on the Senior Secured Term Loan Facility and increased borrowings on the revolving credit facility.

●	The effective tax rate was -10.5% for fiscal 2022 as compared to 27.5%. The decrease in the effective tax rate is primarily related to the impact of the non-cash goodwill impairment charge recorded during the fourth quarter of fiscal 2022.
●	Net loss was $158.9 million, or $3.21 per diluted share, in fiscal 2022 compared to net income of $81.7 million, or $1.62 per diluted share in fiscal 2021. Adjusted net income* was $37.2 million, or $0.75 per diluted share in fiscal 2022 compared to adjusted net income* of $82.9 million, or $1.65 per diluted share in fiscal 2021.
●	Adjusted EBITDA* was $115.4 million in fiscal 2022 compared to $159.0 million in fiscal 2021.

New and Existing Stores

During the fourth quarter of fiscal 2022, the Company opened two new stores, one located in Salem, New Hampshire and the second in Thousand Oaks, California. As of April 1, 2023, the Company store base was 97 as compared to 94 as of April 2, 2022.

Balance sheet and liquidity highlights:

(In thousands)	April 1, 2023	April 2, 2022
Cash	$6,958	$14,252
Total debt, net of deferred financing costs	$167,871	$162,450
Liquidity [1]	$106,997	$121,060
Net cash provided by operating activities	$59,305	$56,990
Free cash flow *	$(4,918)	$23,601

(1)	Cash plus availability on revolving credit facilities.

Share repurchase

During fiscal 2022, the Company repurchased approximately 940 thousand shares for $5 million, under a Rule 10b5-1 plan. There were no repurchases during the fourth quarter of fiscal 2022. The Company has $25 million remaining of the original $30 million authorization for share repurchases.

Outlook

The Company today provided the following financial outlook for the fiscal first quarter ending on July 1, 2023 and the full year ending March 30, 2024:

	First Quarter Ending July 1, 2023	Fiscal Year Ending March 30, 2024
Consolidated net sales	$200 - $210 million	$885 - $900 million
Comparable store sales^ decline	23% to 19%	Mid to high teens
Net (loss) income per diluted share	($0.19) to ($0.13)	$0.07 to $0.17
Adjusted net (loss) income per diluted share*	($0.16) to ($0.10)	$0.21 to $0.31
Assumed dilutive shares	50 million	50 million
Capital expenditures		$45 to $50 million
Effective tax rate (1)	30%	60% to 75%

The Company plans to open six new stores in fiscal 2023, primarily in the second half of fiscal 2023, and three new stores in the first quarter of fiscal 2024.

(1) Effective tax rate for fiscal year ending March 30, 2024 assumes approximately $5.6 million of discrete income tax expense expected to be recorded in the third quarter of fiscal 2023 related to the expiration of certain stock options granted in connection with our initial public offering in 2013.

References

* See Reconciliation of GAAP to Non-GAAP Financial Measures table.

+ Custom Spaces includes metal-based and wood-based custom space products and in-home installation services. Starting in the first quarter of fiscal 2022, the closet lifestyle department products sold by the TCS segment are now included in General Merchandise versus prior inclusion in Custom Spaces.

^ Comparable store sales includes all net sales from our TCS segment, except for sales from stores open less than sixteen months, stores that have been closed permanently, stores that have been closed temporarily for more than seven days and Closet Works sales to third parties.

Conference Call Information

A conference call to discuss fourth quarter fiscal 2022 financial results is scheduled for today, May 16, 2023, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-407-3982 (international callers please dial 201-493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.containerstore.com.

A taped replay of the conference call will be available within three hours of the conclusion of the call and can be accessed both online and by dialing 844-512-2921 (international callers please dial 412-317-6671). The pin number to access the telephone replay is 13737023. The replay will be available until June 16, 2023.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our goals, strategies, priorities and initiatives including future store openings; future opportunities; our share repurchase program; the impact of macroeconomic conditions and our anticipated financial performance and long term targets.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: a decline in the health of the economy and the purchase of discretionary items; results of operations and financial condition; our ability to continue to lease space on favorable terms; costs and risks relating to new store openings; quarterly and seasonal fluctuations in our operating results; cost increases that are beyond our control; our inability to protect our brand; our failure or inability to protect our intellectual property rights; overall decline in the health of the economy, consumer spending, and the housing market; our inability to source and market new products to meet consumer preferences; failure to successfully anticipate consumer preferences and demand; competition from other stores and internet-based competition; vendors may sell similar or identical products to our competitors; our and our vendors’ vulnerability to natural disasters and other unexpected events; disruptions at our manufacturing facilities; product recalls and/or product liability, as well as changes in product safety and other consumer protection laws; risks relating to operating multiple distribution centers; our dependence on foreign imports for our merchandise; our reliance upon independent third party transportation providers; our inability to effectively manage our online sales; effects of a security breach or cyber-attack of our website or information technology systems, including relating to our use of third-party web service providers; damage to, or interruptions in, our information systems as a result of external factors, working from home arrangements, staffing shortages and difficulties in updating our existing software or developing or implementing new software; failure to comply with laws and regulations relating to privacy, data protection, and consumer protection; our indebtedness may restrict our current and future operations, and we may not be able to refinance our debt on favorable terms, or at all; fluctuations in currency exchange rates; our inability to maintain sufficient levels of cash flow to meet growth expectations; our fixed lease obligations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; changes to global markets and inability to predict future interest expenses; our reliance on key executive management; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery and anti-kickback laws; impairment charges and effects of changes in estimates or projections used to assess the fair value of our assets; effects of tax reform and other tax fluctuations; significant fluctuations in the price of our common stock; substantial future sales of our common stock, or the perception that such sales may occur, which could depress the price of our common stock; risks related to being a public company; our performance meeting guidance provided to the public; anti-takeover provisions in our governing documents, which could delay or prevent a change in control; acquisition-related risks and our failure to establish and maintain effective internal controls.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, (the “SEC”) on June 2, 2022 and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store Group, Inc. (NYSE: TCS) is the nation’s leading specialty retailer of organizing solutions, custom spaces, and in-home services – a concept they originated in 1978. Today, with locations nationwide, the retailer offers more than 10,000 products designed to transform lives through the power of organization.

Visit www.containerstore.com for more information about products, store locations, services offered and real-life inspiration.

Follow The Container Store on Facebook, Twitter, Instagram, TikTok, YouTube, Pinterest and LinkedIn.

The Container Store Group, Inc.

Consolidated statements of operations

	Fiscal Quarter Ended		Fiscal Year Ended
	April 1,	April 2,	April 1,	April 2,
(In thousands, except share and per share amounts)	2023	2022	2023	2022
	(unaudited)		(unaudited)
Net sales	$259,716	$305,546	$1,047,258	$1,094,119
Cost of sales (excluding depreciation and amortization)	106,712	131,519	446,295	457,882
Gross profit	153,004	174,027	600,963	636,237
Selling, general, and administrative expenses (excluding depreciation and amortization)	124,327	127,108	486,431	471,586
Impairment charges	197,712	—	197,712	—
Stock-based compensation	820	1,104	3,382	4,263
Pre-opening costs	957	8	2,006	694
Depreciation and amortization	10,398	8,877	38,905	34,289
Loss (gain) on disposal of assets	31	(35)	122	(49)
(Loss) income from operations	(181,241)	36,965	(127,595)	125,454
Interest expense, net	4,776	3,176	16,171	12,760
(Loss) income before taxes	(186,017)	33,789	(143,766)	112,694
Provision for income taxes	3,233	10,631	15,090	30,976
Net (loss) income	$(189,250)	$23,158	$(158,856)	$81,718

Net (loss) income per common share — basic	$(3.85)	$0.47	$(3.21)	$1.65
Net (loss) income per common share — diluted	$(3.85)	$0.46	$(3.21)	$1.62

Weighted-average common shares — basic	49,175,873	49,629,758	49,539,875	49,447,612
Weighted-average common shares — diluted	49,175,873	50,286,381	49,539,875	50,294,118

The Container Store Group, Inc.

Consolidated balance sheets

	April 1,	April 2,
(In thousands)	2023	2022
Assets	(unaudited)
Current assets:
Cash	$6,958	$14,252
Accounts receivable, net	25,870	30,225
Inventory	170,637	192,783
Prepaid expenses	14,989	11,628
Income taxes receivable	858	1,687
Other current assets	10,914	9,836
Total current assets	230,226	260,411
Noncurrent assets:
Property and equipment, net	158,702	140,198
Noncurrent operating lease right-of-use assets	347,959	347,519
Goodwill	23,447	221,159
Trade names	221,278	224,938
Deferred financing costs, net	150	203
Noncurrent deferred tax assets, net	568	865
Other assets	2,844	2,284
Total noncurrent assets	754,948	937,166
Total assets	$985,174	$1,197,577

The Container Store Group, Inc.

Consolidated balance sheets (continued)

	April 1,	April 2,
(In thousands, except share and per share amounts)	2023	2022
Liabilities and shareholders’ equity	(unaudited)
Current liabilities:
Accounts payable	$52,637	$84,059
Accrued liabilities	74,673	89,004
Current borrowings on revolving lines of credit	2,423	1,790
Current portion of long-term debt	2,063	2,096
Current operating lease liabilities	57,201	52,540
Income taxes payable	1,318	6,026
Total current liabilities	190,315	235,515
Noncurrent liabilities:
Long-term debt	163,385	158,564
Noncurrent operating lease liabilities	314,100	317,345
Noncurrent deferred tax liabilities, net	49,338	50,493
Other long-term liabilities	5,851	7,564
Total noncurrent liabilities	532,674	533,966
Total liabilities	722,989	769,481
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized; 49,181,562 shares issued at April 1, 2023; 49,635,447 shares issued at April 2, 2022	492	496
Additional paid-in capital	872,204	874,190
Accumulated other comprehensive loss	(32,509)	(27,444)
Retained deficit	(578,002)	(419,146)
Total shareholders’ equity	262,185	428,096
Total liabilities and shareholders’ equity	$985,174	$1,197,577

The Container Store Group, Inc.

Consolidated statements of cash flows

	Fiscal Year Ended
	April 1,	April 2,
(In thousands)	2023	2022
Operating activities	(unaudited)
Net (loss) income	$(158,856)	$81,718
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	38,905	34,289
Stock-based compensation	3,382	4,263
Impairment charges	197,712	—
Loss (gain) on disposal of assets	122	(49)
Deferred tax (benefit) expense	(351)	3,621
Non-cash interest	1,884	1,883
Other	1,059	(1,321)
Changes in operating assets and liabilities (exclusive of effects of acquisition):
Accounts receivable	1,836	(1,631)
Inventory	20,450	(63,533)
Prepaid expenses and other assets	(4,584)	(1,474)
Accounts payable and accrued liabilities	(37,684)	9,814
Net change in lease assets and liabilities	1,013	(6,232)
Income taxes	(5,213)	(1,811)
Other noncurrent liabilities	(370)	(2,547)
Net cash provided by operating activities	59,305	56,990

Investing activities
Additions to property and equipment	(64,223)	(33,389)
Closet Works acquisition, net of cash acquired	—	(19,445)
Investments in non-qualified plan trust	(1,147)	(362)
Proceeds from non-qualified plan trust redemptions	916	2,708
Proceeds from sale of property and equipment	43	66
Net cash used in investing activities	(64,411)	(50,422)

Financing activities
Borrowings on revolving lines of credit	80,292	75,167
Payments on revolving lines of credit	(79,497)	(73,269)
Borrowings on long-term debt	40,000	38,000
Payments on long-term debt	(37,092)	(45,167)
Repurchases of common stock	(5,000)	—
Payment of taxes with shares withheld upon restricted stock vesting	(712)	(4,677)
Proceeds from the exercise of stock options	340	565
Net cash used in financing activities	(1,669)	(9,381)

Effect of exchange rate changes on cash	(519)	(622)

Net decrease in cash	(7,294)	(3,435)
Cash at beginning of fiscal period	14,252	17,687
Cash at end of fiscal period	$6,958	$14,252

Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income (loss), adjusted net income (loss) per common share - diluted, Adjusted EBITDA, and free cash flow. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. These non-GAAP measures should not be considered as alternatives to net income as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures are key metrics used by management, the Company’s board of directors, and Leonard Green and Partners, L.P., to assess its financial performance.

The Company presents adjusted net income (loss), adjusted net income (loss) per common share - diluted, and Adjusted EBITDA because it believes they assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance and because the Company believes it is useful for investors to see the measures that management uses to evaluate the Company. These non-GAAP measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. In evaluating these non-GAAP measures, you should be aware that in the future the Company will incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of these non-GAAP measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using non-GAAP measures supplementally. These non-GAAP measures are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The Company defines adjusted net income (loss) as net income (loss) before restructuring charges, charges related to the impact of COVID-19 on business operations, credits pursuant to the Coronavirus Aid, Relief and Economic Security (“CARES”) Act, Elfa severance charges, acquisition-related costs, impairment charges related to intangible assets, loss on extinguishment of debt, certain losses (gains) on disposal of assets, certain management transition costs incurred, legal settlements and the tax impact of these adjustments and other unusual or infrequent tax items. We define adjusted net income (loss) per common share - diluted as adjusted net income (loss) divided by the diluted weighted average common shares outstanding. We use adjusted net income (loss) and adjusted net income (loss) per common share - diluted to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. We present adjusted net income and adjusted net income per common share - diluted because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company.

The Company defines EBITDA as net income (loss) before interest, taxes, depreciation, and amortization. Adjusted EBITDA is calculated in accordance with the Company’s credit facilities and is one of the components for performance evaluation under its executive compensation programs. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash and other items that the Company does not consider in its evaluation of ongoing operating performance from period to period. The Company uses Adjusted EBITDA in connection with covenant compliance and executive performance evaluations, and to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions and to compare its performance against that of other peer companies using similar measures. The Company believes it is useful for investors to see the measures that management uses to evaluate the Company, its executives and its covenant compliance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.

The Company presents free cash flow, which the Company defines as net cash provided by operating activities in a period minus payments for property and equipment made in that period, because it believes it is a useful indicator of the Company’s overall liquidity, as the amount of free cash flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. Accordingly, we believe that free cash flow provides useful information to investors in understanding and evaluating our liquidity in the same manner as management. Our definition of free cash flow is limited in that it does not solely represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows. Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by our management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.

Additionally, this press release refers to the change in Elfa third-party net sales after the conversion of Elfa’s net sales from Swedish krona to U.S. dollars using the prior year’s conversion rate, which is a financial measure not calculated in accordance with GAAP. The Company believes the disclosure of the change in Elfa third-party net sales without the effects of currency exchange rate fluctuations helps investors understand the Company’s underlying performance.

The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except share and per share amounts)
(unaudited)

The table below reconciles the non-GAAP financial measures of adjusted net income (loss) and adjusted net income (loss) per common share - diluted with the most directly comparable GAAP financial measures of GAAP net (loss) income and GAAP net (loss) income per common share - diluted.

	Fiscal Quarter Ended		Fiscal Year Ended		Q1 2023 Outlook		FY 2023 Outlook
	April 1,	April 2,	April 1,	April 2,
	2023	2022	2023	2022	Low	High	Low	High
Numerator:
Net (loss) income	$(189,250)	$23,158	$(158,856)	$81,718	$(9,300)	$(6,400)	$3,500	$8,500
Impairment charges (a)	197,712	—	197,712	—	—	—	—	—
Management transition costs (b)	—	—	—	473	—	—	—	—
Elfa severance charges (c)	383	—	383	—	—	—	—	—
Severance charges (d)	—	—	—	—	2,000	2,000	2,000	2,000
Acquisition-related costs (e)	—	53	63	745	—	—	—	—
COVID-19 costs (f)	—	11	—	203	—	—	—	—
Other costs (g)	—	17	—	17	—	—	—	—
Legal settlement (h)	—	—	(2,600)	—	—	—	—	—
Taxes (i)	(12)	(8)	533	(302)	(600)	(600)	5,000	5,000
Adjusted net income (loss)	$8,833	$23,231	$37,235	$82,854	$(7,900)	$(5,000)	$10,500	$15,500

Denominator:
Weighted-average common shares outstanding — basic	49,175,873	49,629,758	49,539,875	49,447,612	50,000,000	50,000,000	50,000,000	50,000,000
Weighted-average common shares outstanding — diluted	49,451,192	50,286,381	49,863,008	50,294,118	50,000,000	50,000,000	50,000,000	50,000,000

Net (loss) income per common share — basic & diluted	$(3.85)	$0.46	$(3.21)	$1.62	$(0.19)	$(0.13)	$0.07	$0.17
Adjusted net income (loss) per common share — basic & diluted	$0.18	$0.46	$0.75	$1.65	$(0.16)	$(0.10)	$0.21	$0.31

(a)	Non-cash goodwill impairment charge incurred in the fourth quarter of fiscal 2022, which we do not consider in our evaluation of ongoing performance.

(b)	Costs related to the transition of key executives including severance and signing bonus recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.

(c)	Elfa severance charges recorded as selling, general and administrative expenses in the fourth quarter of fiscal 2022, which we do not consider in our evaluation of ongoing performance.

(d)	TCS segment severance charges associated with the elimination of certain positions expected to be recorded in other expenses in the first quarter of fiscal 2023, which we do not consider in our evaluation of ongoing performance.

(e)	Includes acquisition and legal costs incurred in fiscal 2022 and fiscal 2021 associated with the acquisition of Closet Works, all of which were recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.

(f)	Includes incremental costs attributable to the COVID-19 pandemic, which primarily consist of sanitization costs in the first quarter of fiscal 2021, all of which were recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.

(g)	Includes other charges unrelated to COVID-19, which we do not consider in our evaluation of ongoing performance.

(h)	The Company received a legal settlement, net of legal fees, in the second quarter of fiscal 2022. The amount was recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.

(i)	Tax impact of adjustments to net income that are considered to be unusual or infrequent tax items. For fiscal 2023, includes approximately $5.6 million of discrete income tax expense expected to be recorded in the third quarter of fiscal 2023 related to the expiration of certain stock options granted in connection with our initial public offering in 2013, all of which we do not consider in our evaluation of ongoing performance.

The table below reconciles the non-GAAP financial measure Adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net (loss) income.

	Fiscal Quarter Ended		Fiscal Year Ended
	April 1,	April 2,	April 1,	April 2,
	2023	2022	2023	2022
Net (loss) income	$(189,250)	$23,158	$(158,856)	$81,718
Depreciation and amortization	10,398	8,877	38,905	34,289
Interest expense, net	4,776	3,176	16,171	12,760
Income tax provision	3,233	10,631	15,090	30,976
EBITDA	$(170,843)	$45,842	$(88,690)	$159,743
Pre-opening costs (a)	957	8	2,006	694
Non-cash lease expense (b)	144	(693)	547	(7,115)
Impairment charges (c)	197,712	—	197,712	—
Stock-based compensation (d)	820	1,104	3,382	4,263
Management transition costs (e)	—	—	—	473
Foreign exchange (gains) losses (f)	(9)	20	23	(14)
Elfa severance charges (g)	383	—	383	—
Acquisition-related costs (h)	—	53	63	745
COVID-19 costs (i)	—	11	—	203
Other costs (j)	—	17	—	17
Adjusted EBITDA	$29,164	$46,362	$115,426	$159,009

(a)	Non-capital expenditures associated with opening new stores and relocating stores, including marketing expenses, travel and relocation costs, and training costs. We adjust for these costs to facilitate comparisons of our performance from period to period.
(b)	Reflects the extent to which our annual GAAP operating lease expense has been above or below our cash operating lease payments. The amount varies depending on the average age of our lease portfolio (weighted for size), as our GAAP operating lease expense on younger leases typically exceeds our cash operating lease payments, while our GAAP operating lease expense on older leases is typically less than our cash operating lease payments.

(c)	Non-cash goodwill impairment charge incurred in the fourth quarter of fiscal 2022, which we do not consider in our evaluation of ongoing performance.
(d)	Non-cash charges related to stock-based compensation programs, which vary from period to period depending on volume and vesting timing of awards. We adjust for these charges to facilitate comparisons from period to period.
(e)	Costs related to the transition of key executives including severance and signing bonus recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.
(f)	Realized foreign exchange transactional gains/losses our management does not consider in our evaluation of our ongoing operations.
(g)	Elfa severance charges recorded as selling, general and administrative expenses in the fourth quarter of fiscal 2022, which we do not consider in our evaluation of ongoing performance.
(h)	Includes acquisition and legal costs incurred in fiscal 2022 and fiscal 2021 associated with the acquisition of Closet Works, all of which were recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.
(i)	Includes incremental costs attributable to the COVID-19 pandemic, which primarily consist of sanitization costs in the first quarter of fiscal 2021, all of which were recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.
(j)	Includes other charges unrelated to COVID-19, which we do not consider in our evaluation of ongoing performance.

The table below reconciles the non-GAAP financial measure of free cash flow with the most directly comparable GAAP financial measure of net cash provided by operating activities.

	Fiscal Year Ended
	April 1,	April 2,
	2023	2022
Net cash provided by operating activities	$59,305	$56,990
Less: Additions to property and equipment	(64,223)	(33,389)
Free cash flow	$(4,918)	$23,601